Exhibit 23

Consent of Independent Registered Public Accounting Firm

Valassis Employees’ Retirement Savings Plan

Livonia, Michigan

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-00024) of our report dated June 22, 2011, relating to the financial statements and supplemental schedule of Valassis Employees’ Retirement Savings Plan which appear in this Form 11-K for the year ended December 31, 2010.

/s/ BDO USA LLP

Troy, Michigan

June 22, 2011

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

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